Exhibit 10.1

HOME SYSTEM GROUP

INDEPENDENT DIRECTOR AGREEMENT

      THIS AGREEMENT (“Agreement”) is entered into and is effective as of August 7, 2007, by and between Home System Group, a Nevada corporation (the “Company”) and Richard P. Randall, an individual resident in the State of Connecticut (“Director” or “Mr. Randall”).

Preliminary Statement

The Board of Directors of the Company desires to appoint Mr. Randall to fill an existing vacancy and to have Mr. Randall perform the duties of an independent director and Mr. Randall desires to be so appointed for such position and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and Mr. Randall hereby agree as follows:

1.

Appointment.  The Board of Directors of the Company has appointed Mr. Randall, and Mr. Randall has agreed to accept his appointment, to serve as a member of the Board of Directors of the Company, effective as of the date of this agreement.   The Company requires that Mr. Randall be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Nevada General Corporation Law.  Mr. Randall agrees to devote as much time as is necessary to perform completely the duties as a director of the Company, including duties as a member of the Audit Committee and such other committees as Mr. Randall may hereafter be appointed to.  Mr. Randall will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the Nevada General Corporation Law and Chapter 78 of the Nevada Revised Statutes.

2.

Compensation. For the duties and services to be performed by him under this agreement, the Company will pay to Mr. Randall, and Mr. Randall agrees to accept, the compensation described below in this Section 2.

a.

Directors’ Fees.  The Company will pay Mr. Randall a director's fee of $30,000 per annum, payable in equal monthly installments. This fee represents a retainer for services rendered as a member of its Board of Directors, and is in addition to any fees to which Mr. Randall may be entitled under guidelines and rules established by the Company from time to time for compensating non-employee directors for serving on, and attending meetings of, committees of its Board of Directors and the board of directors of its subsidiaries.

b.

Equity Component. In addition to the cash fee(s) described in subsection (a), on the date of this agreement, the Company will grant Mr. Randall options to purchase a total of 100,000 shares of the Company’s common stock. The exercise price of these options will be the closing sale price of a share of the Company’s common stock on the OTC Bulletin Board on the date of this agreement.  Options to purchase 33,333 shares shall vest and may be exercised immediately; options to purchase an additional 33,333 shares shall vest and may be exercised commencing July 1, 2008, and options to purchase the remaining 33,334 shares shall vest and may be exercised commencing July 1, 2009, provided that in the case of the options to vest in 2008 and 2009, Mr. Randall is still a director of or otherwise engaged by the Company on such dates.  Subject to the foregoing vesting provisions, the options may be exercised until June 1, 2017.

c.

Audit Committee.   Randall agrees to serve as Chairman of the Audit Committee and for so long as he serves in such position he will receive non-additional compensation.

3.

Expenses. The Company will reimburse Mr. Randall for reasonable expenses incurred by him in furtherance of his performance of duties hereunder, provided that such expenses are substantiated in accordance with the Company’s policies applicable to members of its Board of Directors.

4.

Fringe and Medical Benefits. Mr. Randall may participate in any of the Company's medical, dental and other benefit programs as are available to non-employee members of its Board.

5.

Term and Termination.

a.

General. The term of this Agreement will commence as of the date the Board of Directors appoints Mr. Randall a director of the Company and shall continue until the Director’s removal or resignation.  The Company has no obligation to cause the nomination or recommend the election of Mr. Randall to the Board for any period of time in the future. Upon the termination of Mr. Randall's tenure as a member of the Board, the Company will promptly pay to Mr. Randall, or to his estate if his service is terminated upon his death, all fees accrued for services rendered as a member of the Board and committees thereof and expense reimbursements due as of the date of termination.

b.

Termination.  With or without cause, the Company and Mr. Randall may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to Mr. Randall the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing Mr. Randall with immediate effect at any time for any reason.

c.

Continuation of Health Benefits. To the extent that health insurance benefits are provided to Mr. Randall under Section 4 of this Agreement at the time Mr. Randall's tenure as a member of the Board terminates, other than as a result of his voluntary resignation, for a period of six-months immediately after termination, the Company will maintain in effect, and pay the cost associated with, health insurance for Mr. Randall with the same coverage provided him prior to termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to termination

6.

Indemnification. The Company shall indemnify, defend and hold harmless Mr. Randall, to the full extent allowed by the law of the State of Nevada, and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement (including, without limitation, the Indemnification Agreement executed herewith), vote of stockholders or disinterested directors or otherwise, both as to action in Mr. Randall’s official capacity and as to action in another capacity while holding such office.  The Company and Mr. Randall are executing the Indemnification Agreement in the form attached hereto as Exhibit A.

7.

Non-Exclusive. Nothing in this agreement will prevent Mr. Randall (1) from serving as an employee, officer or director of any other company, provided that such performance is consistent with Mr. Randall's duty of loyalty to the Company, (2) from serving on voluntary, community service committees and boards, and (3) from owning shares representing less than 5% of the outstanding equity securities of a company that is a competitor of the Company.  Mr. Randall will comply with and be bound by the Company's policies, procedures and practices applicable to members of its Board of Directors from time to time in effect during the term of this agreement.

8.

Conflicts. Mr. Randall represents that his performance of this agreement will not conflict with or breach any other agreement to which he is a party or may be bound. Mr. Randall has not, and will not during the term of this agreement, enter into any oral or written agreement in conflict with any of the provisions of this agreement. Mr. Randall represents and warrants that he is not bound by any agreements which prohibit or restrict him from: (a) competing with, or in any way participating in a business that competes with, any former employer or business of any former employer to the extent that Mr. Randall's performance of his duties under this agreement would be deemed to constitute such competition; (b) soliciting personnel of a former employer or business to leave such former employer's employment or to leave such business; or (c) soliciting customers, suppliers, financing sources or other entities having a substantial relationship with a former employer or business.

9.

Confidentiality.  The Company and Mr. Randall each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, Mr. Randall shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”).  Mr. Randall covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

10.

Governing Law; Mediation & Arbitration. This agreement will be governed by, and construed in accordance with the laws of the State of New York, without regard to choice-of-law principles, as if made and to be performed solely in New York.

11.

Notices. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

           If to Mr. Randall, to:                  131 Peaceable Street

 Redding, Connecticut  06896

With a copy to:

Goetz Fitzpatrick Most & Bruckman

One Penn Plaza, Suite 4401

New York, New York 10119

Attn: Jack Most, Esq.

           If to the Company, to:              633 West Fifth Street Floor 2600

Los Angeles, CA 90071

                                                                Attention: President

            with a copy to

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, NW

Washington, DC  20001

Attn: Dawn M. Bernd-Schulz, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest written direction from such party.

12.

Entire Agreement. This agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings, including any and all prior agreements between Mr. Randall and the Company, with respect to the subject matter hereof.

13.

Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

14.

Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.

Amendments. No modification, waiver, amendment, discharge or change of this agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

16.

Severability. If any portion of any provision of this agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision or portion of such provisions of this agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

[signature page appears on the following page]

The parties, by signing below, agree to the terms and conditions set forth in this agreement.

COMPANY: Home System Group By:/s/Weiqiu Li Name: Weiqiu Li Title: Chairman and Chief Executive Officer	DIRECTOR: /s/Richard P. Randall Richard P. Randall

EXHIBIT A

Form of Indemnification Agreement

(See Attached)